Exhibit 10.15

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made this 3rd day of May, 2019 (the “Effective Date”), by and among ProSight Specialty Insurance Holdings, Inc., a Delaware corporation (“PSIH”) and ProSight Global Holdings Limited, an exempted company incorporated in Bermuda (“PGHL” and together with PSIH, the “Company”), and Joseph Beneducci (the “Executive”).

WHEREAS, PSIH and the Executive entered into that Employment Agreement, dated as of September 14, 2010, as amended on November 4, 2010, March 9, 2016 and July 29, 2016 (the “Employment Agreement”);

WHEREAS, pursuant to the terms and conditions of the ProSight Global Holdings Limited Amended and Restated 2010 Equity Incentive Plan (“Equity Plan”), the Executive was granted the following equity awards: 10,000 restricted stock units pursuant to that certain Restricted Stock Unit Award Agreement dated March 7, 2016 (the “2016 RSUs” and such agreement, the “2016 RSU Award Agreement”), 16,131 fully vested restricted stock units granted pursuant to Restricted Stock Unit Award Agreements dated February 12, 2014, February 10, 2015, March 7, 2016 and February 7, 2017 (collectively, the “Vested RSUs”), 144,323 P Shares pursuant to that certain Amended and Restated P Shares Grant Agreement dated February 21, 2018 and 195,899 P Shares pursuant to that certain P Shares Grant Agreement dated March 1, 2018 (collectively, “P Share Grants” and together with the 2016 RSUs and Vested RSUs the “Equity Awards” and the agreements pursuant to which the Equity Awards were granted, collectively, the “Award Agreements”);

WHEREAS, the Executive has purchased 8,500 D-2 shares of PGHL and 1,500 F-2 shares of PGHL (the “Purchased Equity”) and in the aggregate, as of the date hereof, Executive holds 3,903 F-2 shares of PGHL and 22,117 D-2 shares of PGHL (including the Purchased Equity);

WHEREAS, the Executive and the Company both agree that the Executive shall resign from his positions and Chief Executive Officer and President of the Company and its subsidiaries as of the date hereof and Executive’s employment with the Company and its subsidiaries and affiliates will terminate effective as of the Termination Date (defined below), pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.	Transition and Termination of Employment.

(a)       Effective as of May 1, 2019 (the “Transition Date”), Executive shall resign from his position as Chief Executive and President of the Company and its subsidiaries. From May 1, 2019 through the earlier of (such termination of employment a, “Qualifying Termination” and such date, a “Qualifying Termination Date”): (i) the date of announcement of the Company’s (or, following an Initial Public Offering (as defined below), a successor entity’s) Q1 2020 earnings, (ii) May 15, 2020, or (iii) the date of a termination of Executive’s employment by the Company without Cause, as determined by the board of directors of the Company, or a resignation by Executive for Good Reason (as defined below), Executive shall serve as Executive Chairman of the board of directors of the Company. The period from May 1, 2019 through the Qualifying Termination Date shall be referred to as the “Transition Period”. During the Transition Period, the Executive shall continue to be an employee of the Company and shall faithfully perform the duties set forth on Exhibit A and any other reasonable duties as determined by the board of directors of the Company (collectively, the “Duties”). As of the date hereof, the Employment Agreement shall terminate and have no further force or effect other than as expressly set forth herein. Executive shall be paid a base salary at the annual rate of $950,000 during the Transition Period. “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior express written consent: (i) a reduction in annual base salary during the Transition Period; (ii) a failure to pay when due, amounts to which the Executive is entitled hereunder; or (iii) the breach in any material respect by the Company of any of its material obligations to Executive set forth in this Agreement, the Stockholders Agreement, or any equity award agreement; provided that with respect to clauses (ii) and (iii), Executive must provide written notice to the Company within thirty (30) days following the occurrence of the event and the Company shall have the opportunity to cure such event within thirty (30) days following the receipt of such notice. If the Company fails to cure such breach during the applicable cure period, Executive’s resignation for Good Reason shall be effective immediately following the end of the cure period.

(b)       In the event Executive’s employment is terminated by the Company for Cause (as defined below), by resignation by the Executive without Good Reason or as a result of death or Disability of the Executive (such date of termination, the “Non-Qualifying Termination Date” and together with the Qualifying Termination Date, the “Termination Date”), the Transition Period shall end, the Executive shall be entitled only to the Accrued Rights (as defined below), and the Executive shall be entitled to no further payments or benefits from the Company; provided that in the event of the Executive’s death or Disability, subject to the Executive’s (or Executive’s representative’s or estate’s, as applicable) satisfaction of the Severance Requirements (as defined below), Executive (or Executive’s representative or estate, as applicable) shall receive the annual bonus the Executive would have otherwise been entitled to for the year of such termination, pro-rated to reflect the number of full months that have elapsed for such year prior to the Termination Date, payable no later than March 15th of the calendar year following the year in which the Termination Date occurs. “Cause” shall mean (i) the Executive’s willful refusal to substantially perform, or the willful failure to make good faith efforts to substantially perform, the Duties for the Company as lawfully directed by the board of directors of the Company; (ii) the Executive engages in gross misconduct or gross neglect that is injurious to the Company; (iii) the Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; or (iv) the Executive’s breach of Section 5.1, 5.2, 5.3, 5.4 or 5.7 of the Employment Agreement. “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for ninety (90) days out of any two hundred seventy (270) day consecutive day period.

(c)       On the Termination Date, the Executive’s employment with the Company and its subsidiaries and affiliates will terminate and the Executive shall be deemed to have resigned from the Executive’s positions with the Company. If requested by the Company, Executive will confirm any such resignations in writing. For the avoidance of doubt, prior to the Termination Date, Executive shall be an employee of the Company and shall not provide services to any other person, firm or organization, other than services without compensation to not-for-profit organizations which do not interfere with Executive’s responsibilities to the Company.

2.	Termination Payments and Benefits.

(a)       Accrued Obligations. On the first payroll date following the Termination Date, the Executive shall be entitled to receive: (i) any base salary earned but unpaid through the Termination Date, (ii) any accrued and unpaid employee benefits under any plans or programs of the Company, pursuant to the terms of such plans, and (iii) any unreimbursed expenses in accordance with the expense reimbursement policy of the Company; provided that any expenses incurred during the Transition Period may not exceed $5,000 in the aggregate, unless otherwise approved by the board of directors of the Company (collectively, the “Accrued Rights”).

(b)       Termination Payments and Benefits. In the event of a Qualifying Termination, subject to the Executive’s execution no earlier than the Qualifying Termination Date and within thirty (30) days following the Qualifying Termination Date, delivery and expiration of the revocation period without revocation of the Release Agreement attached hereto as Exhibit B (the “Release Agreement”, and such period, the “Release Review Period”) and Executive’s continued compliance with Section 6 hereof (collectively, the “Severance Requirements”), the Executive shall be entitled to (i) an amount equal to $3,600,000, payable quarterly in advance for the succeeding quarter in equal installments during the twenty-four (24) month period following the Qualifying Termination Date; provided that the first payment shall be made on the first regularly scheduled payroll date following the end of the Release Review Period and shall include payment of any amounts that would otherwise be due prior thereto, (ii) an amount equal to the pro-rated portion of the annual bonus Executive earned for the period from January 1, 2019 through the Transition Date, based on actual performance for such period, which may be less than, equal to or greater than the Executive’s target annual bonus for such period of $354,000, as determined by the compensation committee of the board of directors of the Company, payable in a lump sum on the first payroll date following the Release Review Period, (iii) an amount equal to $675,000, subject to Executive’s fulfillment of Executive’s Duties during the Transition Period, as determined by the compensation committee of the board of directors of the Company payable in a lump sum on the first payroll date following the Release Review Period and (iv) if the Company consummates an Initial Public Offering (as defined in that certain ProSight Global Holdings Limited Amended and Restated Shareholders’ Agreement dated June 11, 2013 (the “Shareholders’ Agreement”)) during the Transition Period and Executive substantially fulfills Executive’s Duties during the Transition Period, as determined in good faith by the compensation committee of the board of directors of the Company, an amount equal to $3,000,000 or if the Company does not consummate an Initial Public Offering during the Transition Period but Executive substantially fulfills Executive’s Duties during the Transition Period, as determined in good faith by the compensation committee of the board of directors of the Company, an amount equal to $1,500,000, in either case, payable quarterly in advance for the succeeding quarter in equal installments during the eighteen (18) month period following the Qualifying Termination Date; provided that the first payment shall be made on the first regularly scheduled payroll date following the end of the Release Review Period and shall include payment of any amounts that would otherwise be due prior thereto.

3.	Equity; Company Repurchase Right.

(a)       Executive acknowledges that the P Share Grants shall be forfeited on the date hereof.

(b)       The 2016 RSUs shall be treated in accordance with the terms of the 2016 RSU Award Agreement.

(c)       The Vested RSUs shall be settled in accordance with the terms of the award agreements pursuant to which the Vested RSUs were granted.

(d)       In connection with any settlement of vested restricted stock units in accordance with the terms of the applicable award agreements, the Executive may elect to net settle such units, such that the Company shall withhold a number Shares otherwise deliverable in respect of the restricted stock units with a Fair Market Value equal to the applicable withholding tax amount.

(e)       Subject to the Executive’s satisfaction of the Severance Requirements, in the event the Company does not consummate an Initial Public Offering prior to the first anniversary of the Qualifying Termination Date, the Company shall repurchase any Shares (as defined in the Shareholders’ Agreement) held by Executive (including, for the avoidance of doubt, any Shares acquired in respect of restricted stock units of the Company) for the price Executive paid for such Shares, provided that if Executive did not pay for any of such Shares, the repurchase price per Share shall equal the price per Share paid by Executive for the Purchased Equity. For illustrative purposes only, such aggregate purchase price for the Shares held by Executive as of the date hereof as well as any Shares subject to Vested RSUs as of the date hereof, would equal $2,283,000 (which includes the deduction required pursuant to Section 3(h)). Such repurchase shall be consummated within thirty (30) days following the first anniversary of the Qualifying Termination Date, subject to Executive entering into a customary repurchase agreement with the Company with respect to such Shares.

(f)       Subject to the Executive’s satisfaction of the Severance Requirements, in the event the Company does not consummate an Initial Public Offering prior to the Qualifying Termination Date, within sixty (60) business days following the Qualifying Termination Date, Executive may provide notice to the Company that Executive elects to sell the Purchased Equity to the Company for a purchase price equal to the aggregate Fair Market Value of the Purchased Equity, which purchase shall be consummated within thirty (30) days following the date on which Executive provides notice of Executive’s election and Executive shall enter into a customary repurchase agreement with the Company with respect to the Purchased Equity. For the avoidance of doubt, this Section 3(f) shall only apply to the Purchased Equity.

(g)       Subject to the Executive’s satisfaction of the Severance Requirements, in the event the Company consummates an Initial Public Offering on or prior to the Qualifying Termination Date, following the Qualifying Termination Date, Executive shall be permitted to sell any shares of the issuer in the Company’s Initial Public Offering, subject to any underwriter or insider lock-up periods.

(h)       Executive acknowledges that any amounts payable to Executive in respect of any equity interests in the Company, its subsidiaries or the issuer in an Initial Public Offering shall be reduced by $1,931,817, the amount paid to Executive as an advanced distribution in connection with the settlement of Executive’s loans from the Company or an affiliate, as set forth in the letters to Executive from Frank Bosse dated March 13, 2019 and April 4, 2019.

4.             Sole Payments and Benefits. The termination payments and benefits set forth in Sections 2 and 3, as applicable, shall be the sole and exclusive payments and benefits to which the Executive shall be entitled in respect of the Executive’s termination of employment with the Company. For avoidance of doubt, Executive shall not be entitled to receive any additional payments or benefits pursuant to the Employment Agreement.

5.             Press Release and Communication. The Company shall issue a press release regarding Executive’s transition and termination of employment, as mutually agreed between the parties, with the exception of any immaterial changes by the Company. Executive shall not make any public disclosure or statements relating to the Company, Executive’s employment with the Company or termination thereof without the express written consent of the board of directors of the Company, except statements that are consistent with the press release agreed between the parties or consistent with other publicly available information regarding the Company that was not made public by a breach of any confidentiality covenants. Executive agrees to not contact or otherwise communicate with any press or media entity, research analyst or investment bank concerning the Company or his employment, transition, or termination of employment, and further agrees that if he is contacted by the press or media to direct any representatives of the press or media to the Company’s press release and say nothing more. Notwithstanding the foregoing, this Section 5 shall not limit Executive’s ability to speak about the Company in any meeting Executive is requested to attend or conversation in which Executive is requested to participate, in each case, by the Company, as part of the IPO preparation process and IPO roadshow.

6.	Restrictive Covenants and Representations.

(a)      Unauthorized Disclosure.

(i)      Company Information. The Executive agrees that during his employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company and its affiliates, or to disclose to any person, firm or corporation without written authorization of the board of directors of the Company, any Company Confidential Information (as defined below), except, in all cases, as otherwise required by applicable law, regulation or legal process. The Executive understands that “Company Confidential Information” means any of the following applicable to the Company, the Sponsors (as defined below) and their affiliates: information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know- how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer or client lists and customers (including, but not limited to, customers or clients of the Company on which the Executive called or with which the Executive may become acquainted during his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or of others. The Executive acknowledges the highly confidential nature of information regarding the Company’s customers, affiliates, sub-affiliates, employees, agents, independent contractors, suppliers and consultants and agrees that during his employment and thereafter, the Executive shall not use or allow a third party to use the Company Confidential Information or Associated Third Party Information (as defined below) to directly or indirectly (i) hire, solicit, recruit, or induce to leave the employ the Company any employee, agent, independent contractor or consultant of the Company, (ii) to solicit the business of any clients or customers of the Company (other than on behalf of the Company) or (iii) encourage to terminate or alter any relationship between the Company and any customer, affiliate, sub-affiliate, employee, agent, independent contractor, supplier, consultant or any other person or company. “Sponsors” shall mean GS Capital Partners VI Fund, L.P. and its affiliated funds and TPG Partners VI, L.P. and its affiliated funds.

(ii)      Third-Party Information. The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, clients, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during his employment and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such Associated Third Parties or as otherwise required by applicable law, regulation or legal process. In addition, the Executive agrees that the Executive shall not, without the prior written consent of the Sponsors or their affiliates (A) use in advertising, publicity or otherwise the name of the Sponsors or their affiliates, or any partner, director, officer or employee of the Sponsors or their affiliates, nor any trade name, trade mark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Sponsors or their affiliates or (B) represent, directly or indirectly, that any product or any service which the Executive provides has been approved or endorsed by the Sponsors or their affiliates; provided, however, that the Executive may in the ordinary course of performing the Executive’s duties hereunder disclose that the Sponsors are investors in the Company (but may not disclose the terms of such investment). For the avoidance of doubt, this Section 6(a)(ii) shall not apply to information made available to the public, other than as a result of a breach of this Agreement.

(b)      Non-Competition, Non-Solicitation, No-Hire.

(i)      The restrictive covenants set forth in Section 5.3 of the Employment Agreement are hereby amended to provide that Sections 5.3(a) and (b) shall be in force for the later of (i) twenty four (24) months following the Transition Date and (ii) twelve (12) months following the Termination Date and Sections 5.3(c) and (d) shall be in force for the later of (i) thirty (30) months following the Transition Date and (ii) eighteen (18) months following the Termination Date.

(ii)      During the period commencing on the date hereof and ending on the later of (i) twenty-four (24) months following the Transition Date and (ii) twelve (12) months following the Termination Date, the Executive will not, and will not permit any person or entity with which the Executive is associated to, without first obtaining the written permission of the Board, directly or indirectly:

a.       hold any economic interest in any Competitive Enterprise (as defined below) (other than a passive equity interest of up to 3% in a publicly traded company with a market capitalization of $500 million or more); or

b.       associate (including as a director, manager, officer, employee, partner, member, consultant, agent or advisor) with a Competitive Enterprise.

(iii)      During the period commencing on the date hereof and ending on the later of (i) thirty (30) months following the Transition Date and (ii) eighteen (18) months following the Termination Date, the Executive will not, and will not permit any person or entity with which the Executive is associated to, without first obtaining the written permission of the Board, directly or indirectly:

a.       solicit, whether before or after the Termination Date, any of the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers (or individuals who were employees, non-employee insurance agents, brokers or producers within six months of the Executive’s solicitation) to, as applicable, limit or cease their business relationships with, or leave their employment or limit their services to, the Company, or attempt to solicit customers, clients, employees, or such agents, brokers or producers of the Company, either for the Executive or for any other person or entity; or

b.       hire any person who is, or at any time within the twelve (12) month period prior to the Termination Date was, an employee, independent contractor or consultant of the Company or its affiliates (other than on behalf of the Company or its affiliates).

(iv)      For purposes of this Section 6(b), “Competitive Enterprise” shall mean any business enterprise engaged in any insurance or insurance-related business in North America, other than any business that (i) exclusively is engaged in personal lines, medical, health, life and/or benefits insurance activities or (ii) solely operates outside of the United States; provided, however, that any business described in clause (i) or clause (ii) of this definition shall be deemed to be a “Competitive Enterprise” if (x) the Executive participates, in any capacity, in any activity related to the commercial lines insurance market in the United States or (y) such business otherwise competes with the Company.

(c)       Non-Disparagement. The Executive agrees that, during his employment and for a period of four years following the Termination Date, he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or their affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Executive’s employment and for a period of four years following the Termination Date, the Company will not make, and agrees to use its reasonable best efforts to cause the Sponsors and the parents, subsidiaries, members of the board of directors and spokespersons of the Company (collectively, the “Control Parties”) to refrain from making any public statements (or authorizing any statements to be reported as being attributed to the Company) that are critical, derogatory or which may tend to injure the reputation or business of the Executive, and the Company shall instruct such Control Parties to refrain from making such statements or expressly directing a person to make such statements. Such reasonable best efforts and instruction shall be satisfied by a confidential email to such individual, or in the case of corporate entities, to the senior most individual at the corporate entity. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company and the Control Parties from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

(d)       Returning Company Documents. On the Termination Date or on demand by the Company during Executive’s employment, the Executive shall immediately deliver to the Company, and shall not keep in the Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by the Executive pursuant to the Executive’s employment with the Company, obtained by the Executive in connection with the Executive’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns.

(e)       Notification. Following the Termination Date, the Executive agrees to inform any new employer, any entity or person engaging Executive for the provision of Executive’s services, and any investors or other potential sources of capital for any business ventures in which the Executive is involved, about this Agreement. Following the Termination Date and through the end of the period in which the non-competition covenant applies, Executive agrees to notify the board of directors of the Company of any business engagement in which the Executive provides services.

(f)        Executive represents that he does not have any knowledge of any materially adverse information, including employee misconduct, regarding the Company which has not been disclosed to the board of directors of the Company.

(g)       Except as required by Section 6(e), Executive agrees to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that Executive may disclose the terms of this Agreement to Executive’s immediate family members and to Executive’s attorneys, accountants, financial or tax advisors.

(h)       Notwithstanding any other provision to the contrary, the duration of any restrictive covenant in this Section 6 and in Section 5 of the Employment Agreement shall be tolled during any period of violation of any such covenants, and the duration of the restrictive covenant shall be extended by the number of days which equals the aggregate of all days during which such violations occurred.

(i)        No provision of this Agreement, the Employment Agreement or any other policy or practice of the Company, including, without limitation Executive’s covenants with in Section 6(a), Section 6(c) and Section 7 of this Agreement, shall be construed or applied in a manner which limits or interferes with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Executive’s attorney in such lawsuit, provided that Executive must file any document containing the trade secret under seal, and Executive may not disclose the trade secret, except pursuant to court order. The activities or disclosures described in this Section 6(i) shall be referred to in this Agreement as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company. For purposes of this agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

(j)        Remedies. Executive understands and agrees that if Executive breaches any obligations under Sections 6(b), (c), (e) and (f) of this Agreement or any obligations under Sections 5.3 and 5.4 of the Employment Agreement or materially breaches any obligations under Sections 6(a), 6(d), 6(g) or 7 of this Agreement or any obligations under Sections 5.2, 5.5 or 5.6 of the Employment Agreement (each a “Covered Breach”), in addition to and not to the exclusion of any other remedies at law or in equity available to the Company, including but not limited to compensatory, punitive and consequential damages, the Company shall immediately cease all payments to Executive under this Agreement and Executive shall repay to the Company all payments previously made to Executive under this Agreement other than the Accrued Rights. To the extent that either party brings an action concerning a Covered Breach, the substantially prevailing party shall be entitled to reimbursement from the other party for its reasonable attorneys’ fees, costs, and expenses incurred with respect to such action.

7.           Cooperation. The payments and benefits pursuant to Sections 2 and 3 of this Agreement are also conditioned upon the Executive’s full and continued cooperation in good faith with the Company, its subsidiaries and affiliates and its outside and in-house legal counsel, as may be necessary or appropriate: (i) to respond truthfully to any inquiries that may arise with respect to matters that the Executive was responsible for or involved with during the Executive’s employment with the Company, including matters in which Executive has been identified as an individual with knowledge; (ii) to furnish to the Company, as reasonably requested by the Company, from time to time, the Executive’s honest and good faith advice, information, judgment and knowledge with respect to all practices at the Company, and employees of the Company; (iii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Executive may be involved as a party and/or in which the Company determines, in its sole discretion, that the Executive is a relevant witness and/or possesses relevant information; (iv) to attend any deposition, trial, hearing or other proceeding to provide truthful testimony, and to prepare for any such deposition, trial, hearing or other proceeding with the Company’s outside or in-house counsel; and (v) in connection with any and all legal matters relating to the Company, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Executive may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Company with written notice of any subpoena or other compulsory process served on Executive within forty-eight (48) hours of its occurrence. The Company shall reimburse Executive for reasonable expenses, such as travel, lodging and meal expenses, incurred by Executive pursuant to this Section 7 at the Company’s request, and consistent with the Company’s policies for employee expenses. The Executive’s cooperation obligations described in this Section 7 shall not be construed or applied in a manner which limits or interferes with the Executive’s right to engage in Protected Activities as defined in Section 6(i).

The Executive further acknowledges that all documents prepared by the Company pertaining to the affairs of the Company or any legal matter relating to the Company, which may be provided to the Executive or to which the Executive may be given access pursuant to this Section 7 in connection with the Executive’s cooperation hereunder with respect to any legal matter relating to the Company, are, and shall remain, the property of the Company at all times.  Except as required by applicable law or court order, the Executive shall not disclose any information or materials received in connection with any legal matter relating to the Company. All communications by the Company, its subsidiaries and/or affiliates, and its lawyers to the Executive and all communications by the Executive to the Company, its subsidiaries and/or affiliates and its lawyers, in connection with any legal matter relating to the Company, its subsidiaries and/or affiliates, shall, to the fullest extent permitted by law, be privileged and confidential and subject to the work product doctrine.  No such communication, information, or work product shall be divulged by the Executive to any person or entity, except at the specific direction of an authorized representative of the Company and its lawyers.

8.           Release.

(a)       For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company, its parent, subsidiary, and affiliated companies, GS Capital Partners VI Fund, L.P., and its affiliated funds and their respective general partners, investment managers, subsidiaries and affiliates, TPG Partners VI, L.P. and its direct and indirect parent companies, subsidiaries and affiliates, including affiliated investment funds and management companies, and each of such entities’ successors, assigns, current or former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs).

(b)       Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to this Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, as amended, the Family and Medical Leave Act of 1993, as amended, the California Fair Employment and Housing Act, the California Civil Code, the California Labor Code, the California Constitution, the California Family Rights Act, the California Business and Professions Code, the California Government Code, the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York City Human Rights Law, New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, The New Jersey Family Leave Act, The New Jersey Wage Payment Law, The New Jersey Wage and Hour Law, The New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.

(c)       Notwithstanding the foregoing, Executive does not release, discharge or waive any claims related to (1) rights to payments and benefits provided under this Agreement that are contingent upon the execution by Executive of this Agreement or the Release Agreement attached hereto as Exhibit B, (2) any vested equity interest in the Company or an affiliate, (3) rights under the ProSight Global Holdings Limited Amended and Restated Shareholders’ Agreement dated June 11, 2013 and any other equity ownership agreement (including as may be modified by this Agreement), (4) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by the Company or an affiliate (including by way of example and without limitation, the Executive’s right to pursue a claim for benefits under the Company’s or an affiliate’s group health plan with respect to a claim arising prior to the date of this Agreement), (5) rights as an equity holder of the Company or an affiliate, (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (7) any rights of the Executive pursuant to Section 5.4 (Non-Disparagement) of the Employment Agreement with respect to actions occurring after the Effective Date, (8) any claim or cause of action to enforce the Executive’s rights under this Agreement, (9) any right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (10) any recovery to which Executive may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, (11) Executive’s right to challenge the validity of the waiver and release of ADEA claims, and (12) any right where a waiver is expressly prohibited by law (the “Excluded Obligations”). The Released Claims shall not include the Excluded Obligations.

(d)       In consideration of the terms of this Agreement, Executive has agreed to and does waive any claims he may have for employment by the Company and/or its affiliates after the date hereof. Executive has further agreed not to seek, after the Termination Date, employment or reemployment with the Company and/or its affiliates.

(e)       Executive represents that Executive is not aware of any claim other than those waived and released by this Agreement. Executive acknowledges that Executive is familiar with the provisions of California Civil Code Section 1542 (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive hereby expressly waives and releases any right or benefit which Executive has or may have under Section 1542 of the California Civil Code, as well as under any other statute or principle of law or equity of the same or similar effect in force anywhere in the world, with regard to each of the claims waived and released by this Agreement. To implement a full discharge and release of all claims, Executive agrees that this Agreement is intended to extend to all claims, unknown and/or unsuspected, and to all unanticipated injuries and/or damages, as well as to those claims, injuries, or damages that are now known to or suspected by Executive, which arose before the date this Agreement is signed. This Agreement shall remain in effect as a full and complete waiver and release notwithstanding the discovery or existence of any additional or different facts.

(f)       Executive acknowledges that the Company hereby advised him to consult with an attorney of his choosing, and through this Agreement advises him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA’’), and Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to waive any and all claims under the ADEA that he may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, he is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Company has informed him that he has, at his option, at least twenty-one (21) days following the Executive’s receipt of this Agreement in which to sign this Agreement, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke this Agreement, by providing to the Company a written notice of his revocation of this Agreement. Executive further understands that if he revokes this Agreement, this Agreement shall be deemed void and this Agreement shall have no force or effect.

(g)       Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company or any other Released Party in which he asserts any of the Released Claims before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Employment Agreement which are intended to survive following termination of employment and the execution of this Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. While the release of claims set forth in this Section 8 does not prevent Executive from in the future filing a charge or complaint with any Government Agency or from engaging in any other Protected Activities (as defined in Section 6(i)), Executive acknowledges and agrees that if Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Executives’ behalf, Executive’s release of claims and waiver of his right to seek reemployment set forth in this Section 6 shall bar Executive from receiving monetary relief or reinstatement, except Executive does not waive: (a) Executive’s right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (b) any recovery to which Executive may be entitled pursuant to state workers’ compensation and unemployment insurance laws, and (c) any other right where a waiver is expressly prohibited by law.

(h)       If Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or the restrictive covenants contained in or referenced in this Agreement, the Company may, in addition to any other remedies they may have, reclaim any amounts paid to him under Section 2(b) of this Agreement or terminate any benefits or payments that are subsequently due under the Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post- termination obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.

(i)       Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

9.           Expense Reimbursement.

(a)       Executive acknowledges and agrees that during the Transition Period the Executive shall be entitled to reimbursement of expenses in accordance with the expense reimbursement policy of the Company in an aggregate amount not to exceed $5,000 during the Transition Period, unless otherwise approved by the board of directors of the Company.

(b)       Notwithstanding Section 9(a), the Company shall reimburse Executive for reasonable and documented legal fees incurred in connection with the negotiation of this Agreement in an amount not to exceed $15,000.

10.         Severability. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11.         Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.        Arbitration. This Agreement does not amend, modify, waive, or affect in any way the rights, duties, obligations, or restrictions under Section 6 of the Employment Agreement. The parties further agree that any dispute, controversy, or claim between Executive, on the one hand, and the Company or its affiliates, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement shall be submitted to and resolved by Arbitration, and such Arbitration shall be governed by Section 6 of the Employment Agreement. Section 6 of the Employment Agreement is hereby amended to provide that if the amount in dispute is greater than $2 million, the dispute shall be decided by a panel of three neutral arbitrators. Section 6 of the Employment Agreement is hereby further amended to provide that arbitration shall proceed solely on an individual basis without the right for any claims to be arbitrated on a class action basis or on bases involving claims brought in a purported representative capacity on behalf of others.

13.         Governing Law. This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of New York, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether in New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of New York will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

/s/ J.B.___ Executive’s initials acknowledge agreement to the Governing Law provision in Section 13 and that Executive was represented individually by counsel in negotiating this provision.

14.         Withholding Taxes. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

15.         Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, between the Parties with respect thereto, including the Employment Agreement, except with respect to Sections 5.1, 5.2, 5.3 (as amended herein), 5.4, 5.5, 5.6, 5.7 and 6 of the Employment Agreement or as otherwise set forth herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement. This Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

16.         Notice. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Executive:	Joseph Beneducci
4 Rainetree Ridge
Far Hills, NJ 07931

If to the Company:	Goldman Sachs & Co.
200 West Street
New York, NY 10282
Attn: Anthony Arnold
anthony.arnold@gs.com

With a copy to:	TPG Capital
345 California Street
Suite 3300
San Francisco, CA 94104
Attn: Rick Schifter

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 16.

17.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by her in writing to the Company or, in the absence of such designation, to the Executive’s estate.

18.         Section 409A.

(a)       The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)       With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)       For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

19.         Authority. The Executive represents that the Executive has full power and authority to enter into this Agreement, and further represents that entering into this Agreement will not result in a conflict of interest with a party to any pending litigation relating to or against the Company, with attorneys representing a party to any pending litigation relating to or against the Company, or with any governmental or administrative agency.

20.        Counterparts. This Agreement may be executed in counterparts, each of which shall be an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PROSIGHT SPECIALTY INSURANCE HOLDINGS, INC.

By:	/s/ Frank D. Papalia
Name:	Frank D. Papalia
Title:	Chief Legal Officer & Company Secretary

PROSIGHT GLOBAL HOLDINGS LIMITED

By:	/s/ Susan Hodgkinson
Name:	Susan Hodgkinson
Title:	Director

EXECUTIVE

By:	/s/ Joseph Beneducci
Joseph Beneducci

EXHIBIT A

As requested by the Board of Directors of the Company (the “Board”) and the CEO:

•	Assist in preparing for the Company’s IPO including, but not limited to:
▪	Assist with finalizing the S-1, and any other required documentation, including participating in all drafting sessions and facilitating submissions of subsequent drafts of the S-1
▪	Participate in “testing-the-waters” meetings with potential investors
▪	Participate in meetings with research analysts and help address any analyst questions received
▪	Assist with drafting presentation materials for the IPO roadshow
▪	Take part in preparation sessions for the IPO roadshow, including dry-runs and Q&A sessions
▪	Join the management team and participate in roadshow meetings for the IPO
•	Post-IPO, continue to assist in preparing for and participate in meetings with investors and analysts as requested by the Board and CEO
•	Help facilitate an orderly transition of the CEO role, including, if requested by the Board and CEO, joining the CEO in meetings with management, key customers, rating agencies, and regulators
•	Chair shareholder and Board of Director meetings, except for executive sessions of CEO and independent directors
•	Support the CEO and his reports in preparing the agenda for Board meetings, and propose to the Board for approval, an agenda for the shareholder meetings as requested by the CEO
•	Be available to the Board and CEO, including in person at ProSight’s offices and those of its investors, to assist the Company as requested
•	Inform the Board without delay of extraordinary events

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “ Agreement”) is entered into by and between Joseph Beneducci (“Executive”), ProSight Specialty Insurance Holdings, Inc. (“PSIH”) and ProSight Global Holdings Limited, an exempted company incorporated in Bermuda (“PGHL” and together with PSIH, the “Company” ), dated as of [__], 2019 (the “Effective Date”).

In consideration of the promises set forth in the Transition and Separation Agreement by and among Executive, the Company and dated May 3, 2019 (the “Separation Agreement”), as well as any promises set forth in this Agreement, Executive and the Company agrees as follows:

1.	Executive’s General Release and Waiver of Claims and Right to Employment or Re-employment

(a)       For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company, its parent, subsidiary, and affiliated companies, GS Capital Partners VI Fund, L.P., and its affiliated funds and their respective general partners, investment managers, subsidiaries and affiliates, TPG Partners VI, L.P. and its direct and indirect parent companies, subsidiaries and affiliates, including affiliated investment funds and management companies, and each of such entities’ successors, assigns, current or former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs).

(b)       Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Separation Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, as amended, the Family and Medical Leave Act of 1993, as amended, the California Fair Employment and Housing Act, the California Civil Code, the California Labor Code, the California Constitution, the California Family Rights Act, the California Business and Professions Code, the California Government Code, the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York City Human Rights Law, New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, The New Jersey Family Leave Act, The New Jersey Wage Payment Law, The New Jersey Wage and Hour Law, The New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.

(c)       Notwithstanding the foregoing, Executive does not release, discharge or waive any claims related to (1) rights to payments and benefits provided under the Separation Agreement that are contingent upon the execution by Executive of this Agreement, (2) any vested equity interest in the Company or an affiliate, (3) rights under the ProSight Global Holdings Limited Amended and Restated Shareholders’ Agreement dated June 11, 2013 and any other equity ownership agreement (including as may be modified by the Separation Agreement), (4) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by the Company or an affiliate (including by way of example and without limitation, the Executive’s right to pursue a claim for benefits under the Company’s or an affiliate’s group health plan with respect to a claim arising prior to the date of this Agreement), (5) rights as an equity holder of the Company or an affiliate, (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (7) any rights of the Executive pursuant to Section 5.4 (Non-Disparagement) of the Employment Agreement (as defined in the Separation Agreement) with respect to actions occurring after the Effective Date, (8) any claim or cause of action to enforce the Executive’s rights under this Agreement, (9) any right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (10) any recovery to which Executive may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, (11) Executive’s right to challenge the validity of the waiver and release of ADEA claims, and (12) any right where a waiver is expressly prohibited by law (the “Excluded Obligations”). The Released Claims shall not include the Excluded Obligations.

(d)       In consideration of the terms of this Agreement, Executive has agreed to and does waive any claims he may have for employment by the Company and/or its affiliates. Executive has further agreed in the future not to seek such employment or reemployment with the Company and/or its affiliates.

(e)       Executive represents that Executive is not aware of any claim other than those waived and released by this Agreement. Executive acknowledges that Executive is familiar with the provisions of California Civil Code Section 1542 (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive hereby expressly waives and releases any right or benefit which Executive has or may have under Section 1542 of the California Civil Code, as well as under any other statute or principle of law or equity of the same or similar effect in force anywhere in the world, with regard to each of the claims waived and released by this Agreement. To implement a full discharge and release of all claims, Executive agrees that this Agreement is intended to extend to all claims, unknown and/or unsuspected, and to all unanticipated injuries and/or damages, as well as to those claims, injuries, or damages that are now known to or suspected by Executive, which arose before the date this Agreement is signed. This Agreement shall remain in effect as a full and complete waiver and release notwithstanding the discovery or existence of any additional or different facts.

2.	Executive’s Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company hereby advised him to consult with an attorney of his choosing, and through this Agreement advise him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA’’), and Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to waive any and all claims under the ADEA that he may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, he is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Company has informed him that he has, at his option, at least twenty-one (21) days following the Executive’s receipt of this Agreement and the Separation Agreement in which to sign this Agreement and the Separation Agreement, which option Executive may waive by signing this Agreement and the Separation Agreement prior to the end of such twenty-one (21) day period. Executive also understands that he has seven (7) days following the date on which he signs this Agreement and the Separation Agreement within which to revoke this Agreement and the Separation Agreement, by providing to the Company a written notice of his revocation of this Agreement and the Separation Agreement. Executive further understands that this right to revoke this Agreement and the Separation Agreement in this paragraph relates to both this Agreement and the Separation Agreement such that if he revokes either this Agreement or the Separation Agreement, both agreements shall be deemed void and neither agreement shall have any force or effect.

3.	Proceedings

Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company or any other Released Party in which he asserts any of the Released Claims before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Employment Agreement which are intended to survive following termination of employment and the execution of this Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. While the release of claims set forth in Sections 1 and 2 of this Agreement does not prevent Executive from in the future filing a charge or complaint with any Government Agency or from engaging in any other Protected Activities (as defined in the Separation Agreement), Executive acknowledges and agrees that if Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Executives’ behalf, Executive’s release of claims and waiver of his right to seek reemployment set forth in Sections 1 and 2 of this Agreement shall bar Executive from receiving monetary relief or reinstatement, except Executive does not waive: (a) Executive’s right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (b) any recovery to which Executive may be entitled pursuant to state workers’ compensation and unemployment insurance laws, and (c) any other right where a waiver is expressly prohibited by law.

4.	Remedies

(a)       If Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or the restrictive covenants contained in or referenced in the Separation Agreement, the Company may, in addition to any other remedies they may have, reclaim any amounts paid to him under the termination provisions of the Separation Agreement or terminate any benefits or payments that are subsequently due under the Separation Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post- termination obligations under the Separation Agreement or his obligations under Sections 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.

(b)       Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5.	Company’s General Release and Waiver of Claims

The Company, on behalf of itself, its officers, directors, shareholders, members, employees, agents, managers and attorneys, hereby releases and forever discharges the Executive from any and all known claims, causes of action, acts or omissions of Executive relating to the performance of his duties as an employee of the Company. Notwithstanding the foregoing, the Company does not release, discharge or waive (i) any claims that the Company may have or may in the future have against Executive by virtue of rights and covenants under the Employment Agreement, Separation Agreement or any other agreement by and between the Company or its affiliates and the Executive; (ii) any claims for payment of amounts owed by the Executive to the Company or its affiliates; (iii) any claims with respect to acts or omissions by the Executive that are undisclosed to the Company as of the Effective Date, whether due to Executive’s intentional concealment of such facts or otherwise; and (iv) any claims with respect to any intentional act or omission committed by Executive that violates any applicable law and that has or may cause any harm or damage, directly or indirectly, to the Released Parties. The Company’s General Release and Waiver of Claims pursuant to this Section 5 shall be void and have no effect if the Executive revokes his release and waiver of claims against the Released Parties, whether in whole or in part, pursuant to the terms of this Agreement.

6.	Severability Clause

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

7.	Nonadmission

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive, the Company or any of the Released Parties.

8.	Governing Law

The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

__________Executive’s initials acknowledge agreement to the Governing Law provision in Section 8 and that Executive was represented individually by counsel in negotiating this provision.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and Executive has executed this Agreement as of the date set forth below (or, if Executive does not include a date under his signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Company).

PROSIGHT SPECIALTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

PROSIGHT GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

EXECUTIVE

By:
Joseph Beneducci